Exhibit 99.1

For Immediate Release
	Investor Contact:	Melissa Rose
877-645-6464

	Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES REPORTS
SECOND QUARTER 2004 FINANCIAL RESULTS
Company Raises Guidance for the Year

FARMINGTON, Conn. – July 29, 2004 – Magellan Health Services, Inc., (Nasdaq:MGLN), today reported operating results for the second quarter and six months ended June 30, 2004.  The Company also raised its financial guidance for 2004.

Financial Results

For the quarter ended June 30, 2004, Magellan reported net revenues of $452.1 million and net income of $28.4 million, or $0.78 per diluted common share, compared with net revenues of $390.3 million and net income of $14.4 million, or $0.35 per diluted common share, for the prior year quarter.  The Company’s segment profit (net revenue less salaries, cost of care and other operating expenses plus equity in earnings of unconsolidated subsidiaries) for the current year quarter was $60.1 million versus $39.9 million for the prior year quarter.

For the six months ended June 30, 2004, the Company reported net revenues of $892.3 million and net income of $41.4 million, or $1.15 per diluted common share.  For the prior year period, net revenues were $799.2 million and net income was $2.0 million, or $(0.05) per diluted common share.  Year-to-date segment profit for 2004 was $108.2 million versus $80.6 million for the first six months of 2003.

The Company ended the quarter with $261.9 million in unrestricted cash and cash equivalents.  Cash flow from operations for the six months ended June 30, 2004 was $30.3 million compared to $95.4 million in the prior year period.  Cash flow from operations for the current six months includes net payments of $64.9 million for liabilities related to the Company’s Chapter 11 proceedings; excluding the impact of these liabilities, cash flow from operations for the six months ended June 30, 2004 was $95.2 million.  The Company has not drawn on its $50.0 million revolving credit facility.

See the attached tables detailing the Company’s operating results.

Steven J. Shulman, chairman and CEO, said, “As we discussed last quarter, our plan for 2004 is to focus on three main areas — maintaining our core business, improving efficiency and managing expenses, and working to develop new products.  Magellan’s second quarter financial results demonstrate our success in continuing to run our business effectively while also implementing performance improvement initiatives and managing expenses responsibly.  Further, our strong operating results enhance our ability to invest in and grow our business over time. We fully expect to continue to successfully execute on our business strategy and are raising our guidance accordingly.”

Outlook

Based on developments to date, Magellan now expects to generate net income in the range of $80 million to $100 million and segment profit in the range of $210 million to $230 million for fiscal year 2004, compared to previous guidance of net income of $36 million to $56 million and segment profit of $160 million to $180 million for the year.

See the attached tables detailing the Company’s financial guidance.

Mark S. Demilio, chief financial officer, said, “Magellan’s revised guidance reflects our expectations for continued strong operating performance while also taking into consideration the impact of product development and other investments and the planned effects of certain contract terminations.  Furthermore, we experienced an unusually low care cost trend during the first six months of this year due, in part, to the implementation of certain initiatives that had a one-time impact.  Our new guidance reflects this lower level of costs but also reflects our belief that the care cost trend going forward will return to previously expected rates of increase.”

Shulman added, “We are committed to continuing to make substantive improvements in Magellan’s operations to benefit our members, customers and providers.  As a result, in addition to our robust financial results, we continue to deliver the operational performance our customers expect and the high caliber services that have earned us significantly more quality accreditations than any other organization in our industry.

“In addition to producing strong financials and enhancing service, a key area of focus is the development of innovative products to meet the existing and emerging needs of current and potential customers.  We continue to develop and test disease management, obesity and pharmacy products and are encouraged by the level of interest in these capabilities that we are seeing in the marketplace.  I am pleased with our progress to date in positioning the Company to produce meaningful revenue from these products by 2007.”

Earnings Results Conference Call

A conference call will be held to discuss the earnings at 11:00 a.m. Eastern time on Thursday, July 29. To participate in the call, interested parties should call 1-888-390-4698 and reference the passcode Second Quarter Earnings and conference leader Steve Shulman approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

A taped replay of the conference call will be available from approximately 1:00 p.m. Eastern time on Thursday, July 29, until 12:00 midnight on Thursday, August 5. The call-in numbers for the replay are 1-866-360-3310 and 1-203-369-0165 (from outside the U.S.).

Those who plan to listen to the call and/or Webcast are encouraged to read Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 30, 2004, including the discussion of risk factors.  In addition, listeners are encouraged to read all other 2003 and 2004 reports filed with the Securities and Exchange Commission, including but not limited to the Quarterly Report on Form 10-Q filed with the SEC on April 29, 2004, to learn about Magellan’s historical operational and financial results.

About Magellan:  Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN), is the country’s leading managed behavioral health care organization.  Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this press release including, without limitation, statements regarding estimates of future financial performance, expectations concerning future investment and growth, execution of the Company’s business strategy, results of operations and other matters constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including election of certain of the Company’s health plan customers to manage the behavioral health care services of their members directly; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of behavioral health treatment services by members; delays, higher costs or inability to implement the Company’s initiatives; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; the impact of increased competition on ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 30, 2004.  Segment profit information referred to in this press release may be considered a non-GAAP financial measure, and further information regarding this measure, including a reconciliation to GAAP, is included in Magellan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, to be filed with the Securities and Exchange Commission today.

# # #

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Predecessor Company	Reorganized Company	Predecessor Company	Reorganized Company
	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004 (1)	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004 (1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenue	$390,270	$452,104	$799,244	$892,280

Costs and expenses:
Salaries, cost of care and other operating expenses	351,576	393,879	720,415	787,807
Equity in earnings of unconsolidated subsidiaries	(1,184)	(1,854)	(1,799)	(3,698)
	350,392	392,025	718,616	784,109
Segment profit	39,878	60,079	80,628	108,171

Depreciation and amortization	11,020	10,517	24,672	20,766
Interest expense (Contractual interest of $26,605 and $53,218 for the three months and six months ended June 30, 2003, respectively)	4,938	9,056	26,726	18,390
Interest income	(676)	(1,052)	(1,503)	(1,833)
Reorganization expense, net	4,551	—	27,705	—
Stock compensation expense	—	2,541	—	13,318
Special charges	387	626	2,092	2,534
	20,220	21,688	79,692	53,175
Income from continuing operations before income taxes and minority interest	19,658	38,391	936	54,996
Provision for income taxes	6,162	9,696	3,433	13,264
Income (loss) from continuing operations before minority interest	13,496	28,695	(2,497)	41,732
Minority interest	107	240	167	369
Income (loss) from continuing operations	13,389	28,455	(2,664)	41,363
Discontinued operations:
Income (loss) from discontinued operations (2)	(854)	40	(616)	70
Income (loss) on disposal of discontinued operations (3)	1,772	(71)	2,150	(71)
Reorganization benefit, net	132	—	3,167	—
	1,050	(31)	4,701	(1)
Net income	14,439	28,424	2,037	41,362
Preferred dividends (Contractual dividends of $1,184 and $2,336 for the three months and six months ended June 30, 2003, respectively)	—	—	883	—
Amortization of redeemable preferred stock issuance costs and other	—	—	172	—
Preferred stock reorganization items, net	—	—	2,668	—
Income (loss) available to common stockholders	14,439	28,424	(1,686)	41,362
Other comprehensive income	—	—	—	—
Comprehensive income (loss)	$14,439	$28,424	$(1,686)	$41,362

Weighted average number of common shares outstanding — basic (4)	35,319	35,371	35,290	35,363
Weighted average number of common shares outstanding — diluted (4)	41,619	36,303	35,290	36,054

Income (loss) per common share available to common stockholders — basic:
Income (loss) from continuing operations	$0.38	$0.80	$(0.18)	$1.17
Income from discontinued operations	$0.03	$—	$0.13	$—
Net income (loss)	$0.41	$0.80	$(0.05)	$1.17

Income (loss) per common share available to common stockholders — diluted:
Income (loss) from continuing operations	$0.32	$0.78	$(0.18)	$1.15
Income from discontinued operations	$0.03	$—	$0.13	$—
Net income (loss)	$0.35	$0.78	$(0.05)	$1.15

(1)          For a more detailed discussion of Magellan’s results for the three months and six months ended June 30, 2004, refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on July 29, 2004, and the live broadcast or taped replay of the Company’s earnings conference call on July 29, 2004, which will be available at www.MagellanHealth.com.

(2)          Net of income tax provision (benefit) of $— and $14 for the three months ended June 30, 2003 and 2004, respectively, and $(433) and $22 for the six months ended June 30, 2003 and 2004, respectively.

(3)          Net of income tax benefit of $— and $(22) for the three months ended June 30, 2003 and 2004, respectively, and $(52) and $(22) for the six months ended June 30, 2003 and 2004, respectively.

(4)          Weighted average number of common shares outstanding for the three months and six months ended June 30, 2003 was calculated using the then outstanding shares of the Predecessor Company’s pre-petition common stock.  Weighted average number of common shares outstanding for the three months and six months ended June 30, 2004 was calculated using outstanding shares of the Reorganized Company’s Ordinary Common Stock and Multi-Vote Common Stock.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor Company	Reorganized Company	Predecessor Company	Reorganized Company
	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$14,439	$28,424	$2,037	$41,362

Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of assets	(1,672)	—	(1,672)	—
Depreciation and amortization	11,020	10,517	24,672	20,766
Equity in earnings of unconsolidated subsidiaries	(1,184)	(1,854)	(1,799)	(3,698)
Non-cash reorganization expense	(526)	—	15,002	—
Non-cash interest expense	1,077	398	2,674	799
Non-cash stock compensation expense	—	2,541	—	10,441
Cash flows from changes in assets and liabilities:
Accounts receivable, net	16,740	(11,337)	12,629	(6,140)
Restricted cash, investments and deposits	11,753	7,020	3,404	7,352
Net cash flows related to unconsolidated subsidiaries	(870)	—	(128)	1,135
Income taxes payable and deferred income taxes	(233)	—	391	—
Other assets	5,418	(1,331)	(14,245)	18,645
Accounts payable and accrued liabilities	17,335	(6,317)	40,036	(72,712)
Medical claims payable	(13,634)	4,997	10,553	11,248
Other liabilities	142	(8)	590	(19)
Minority interest, net of dividends paid	113	323	112	487
Other	348	595	1,176	597
Total adjustments	45,827	5,544	93,395	(11,099)
Net cash from operating activities	60,266	33,968	95,432	30,263

Cash flows from investing activities:
Capital expenditures	(3,216)	(3,580)	(8,805)	(8,206)
Acquisitions and investments in businesses	(1,360)	—	(3,731)	—
Proceeds from sale of assets, net of transaction costs	2,588	—	2,588	—
Net cash from investing activities	(1,988)	(3,580)	(9,948)	(8,206)

Cash flows from financing activities:
Proceeds from issuance of new equity, net of issuance costs	—	—	—	147,871
Proceeds from issuance of debt, net of issuance costs	24	—	24	92,580
Payments on long-term debt	—	(3,750)	—	(199,882)
Payments on capital lease obligations	(883)	(6,918)	(1,696)	(7,694)
Proceeds from stock issued under employee stock purchase plan	—	—	25	—
Net cash from financing activities	(859)	(10,668)	(1,647)	32,875
Net increase in cash and cash equivalents	57,419	19,720	83,837	54,932
Cash and cash equivalents at beginning of period	88,906	242,160	62,488	206,948
Cash and cash equivalents at end of period	$146,325	$261,880	$146,325	$261,880

Magellan Health Services, Inc. and Subsidiaries

Updated Fiscal 2004 Forecast Guidance - Earnings

(In millions, except per share amounts)

	Fiscal 2004
Revenue	$1,755	$1,765

Cost of care	(1,165)	(1,160)
Administrative Expense	(387)	(382)
Equity in Earnings of Unconsolidated Subsidiaries	7	7
Segment Profit	210	230

Special Charges	(6)	(4)
Stock Compensation	(19)	(19)
Depreciation and Amortization	(44)	(43)
Interest Expense, Net	(35)	(33)
Income from Continuing Operations	106	131
Income Taxes	(26)	(31)
Net Income	$80	$100

Weighted Average Shares Outstanding - Diluted	36	36

EPS - Diluted	$2.22	$2.78

Magellan Health Services, Inc. and Subsidiaries
Updated Fiscal 2004 Forecast Guidance - Cash Flow
(In millions)

	Fiscal 2004
Cash Balance at June 30, 2004	$262	$262

Items Affecting Cash Flow for the Six Months Ended December 31, 2004:
Segment Profit	102	122
Cash Tax Payments	(8)	(5)
Interest Payments	(17)	(17)
Debt Payments	(10)	(10)
Capital Expenditures	(22)	(17)
Payment of Estimated Remaining chapter 11 Liabilities	(4)	(4)
Special Charge Payments	(3)	(1)
Cash Flow	38	68

Cash Balance at December 31, 2004	$300	$330